EXHIBIT 99(a)



                                     PLAN I

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                             (Direct Purchase Plan)
                         As Amended, September 21, 1995
                                       for

                   Holders of the $2.50 Par Value Common Stock

                 Stock of North Carolina Natural Gas Corporation


         The purpose of this Dividend Reinvestment Stock Purchase Plan ("Plan") of WACHOVIA BANK & TRUST COMPANY, N.A. ("Bank") is to provide the holders of record of the $2.50 par value common stock ("Participating Stock") of NORTH CAROLINA NATURAL GAS CORPORATION ("Corporation") with a simple and convenient method of investing cash dividends or optional cash payments, or both, in shares of the $2.50 par value common stock ("Designated Stock") of the Corporation without payment of any brokerage commission. Since the shares of Designated Stock will be purchased directly from the Corporation, the Corporation will receive additional funds to be used for financing the construction of additions to the Company's facilities and for general corporate purposes. The Plan is set forth in the following terms
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and conditions:

         1. All holders of record of Participating Stock are eligible to participate in the Plan. Beneficial owners of Participating Stock whose shares are held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, should, if they wish to participate in the Plan, either arrange for the holder of record to join the Plan or have the shares they wish to participate in the Plan transferred to their own names so that they will become holders of Participating Stock.

         2. Any holder of record of Participating Stock may elect to become a Participant in the Plan ("Participant") by returning to the Bank a properly completed Authorization Card. The completed Authorization Card appoints the Bank as agent for the Participant and

                  a. authorizes the Corporation to pay to the Bank for the Participant's account all cash dividends payable on the Participating Stock which the Participant has enrolled in the plan;

                  b. authorizes the Bank as agent to retain for credit to Participant's account any cash dividends and any shares of Designated Stock distributed as a non-cash dividend or otherwise on the shares of Designated Stock purchased pursuant to the Plan ("Plan

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         Shares") and credited to Participant's  account and to distribute to the Participant any other non-cash dividend paid on such Plan Shares;
         and

                  c. authorizes the Bank as agent to apply such cash dividends and/or optional cash payments made by the Participant pursuant to Paragraph 4 of the Plan, as amended, to the purchase of shares of Designated Stock in accordance with the terms and conditions of the Plan; and

         3. After receipt of the properly completed Authorization Card, the Bank will open an account under the Plan as agent for the Participant and will credit to such account


                  a. all cash dividends received by the Bank from the Corporation on shares of Participating Stock enrolled in the Plan by the Participant, commencing with the first such dividends paid after receipt of the Authorization Card by the Bank, provided that the Authorization Card is received at least 5 trading days prior to the record date of the dividend;

                  b.  all  full  or   fractional   Plan  Shares   purchased  for
         Participant's account after making appropriate deduction for the purchase price of such shares;

                 c.  all  cash  dividends  received  by the Bank

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         on any full or fractional Plan Shares credited to the Participant's account;

                  d.  any  shares  of  Designated   Stock   distributed  by  the
         Corporation as a dividend or otherwise on Plan Shares credited to Participant's account;

                  e. any shares of Designated Stock transferred by Participant pursuant to Paragraph 9 of the Plan; and

                  f. all optional cash payments as allowed herein, received from the Participant pursuant to Paragraph 4 below provided that the Authorization Card has been received at least 5 business days prior to the fifteenth day of the month.

         4.(a) Cash dividends and optional cash payments credited to a Participant's account will be commingled with the cash dividends and optional cash payments credited to all accounts under the Plan and will be applied to the purchase of shares of Designated Stock from the Corporation at the price specified in Paragraph 19(A). A Participant's account will be credited with fractional shares computed to four decimal places. The Bank will make every reasonable effort to reinvest all dividends and timely optional

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cash payments promptly after receipt and as provided herein except where, in the opinion of the Bank's counsel, such investments are restricted by any applicable state or federal securities law. All dividends on shares designated for reinvestment and optional cash payments will be held pending investment in a non-interest bearing account maintained by the Bank.

         4.(b). Optional cash payments of not less than $100.00 nor more than $3,000.00 may be made in each month to purchase additional Designated Stock from the Corporation at the price specified in Paragraph 19(B). An optional cash payment may be made by a Participant when enrolling by enclosing a check with the Authorization Card which must be received not less than 5 business days before the fifteenth day of the month. The same amount of money need not be sent each month and there is no obligation to make an optional cash payment each month. The Bank will commingle the funds credited to a Participant's account with optional cash payments credited to all accounts under the Plan and will apply such funds to the purchase of shares of Designated Stock from the Corporation at the price specified in Paragraph 19(B).

         If an Authorization Card is received by the Bank at least five (5) business days before the record date

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established  for payment of a  particular dividend, then the dividend will be used to purchase additional shares of Common Stock for the shareholder. If an Authorization Card is received less than five (5) business days before the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend.

         If an Authorization Card has been received timely, an optional cash payment of a Participant received by the Bank not less than five (5) business days prior to the fifteenth day of the month will be used to purchase shares of Designated Stock from the Corporation. Pending investment, all optional cash payments will be held in a non-interest bearing account maintained by the Bank. Any description of the Plan distributed to record holders of Participating Stock will advise that Participants may therefore wish to delay transmittal of uninvested optional cash payments until shortly before the fifteenth day of the month while still allowing enough time for the Bank to receive the funds 5 business days prior to such date. A Participant may obtain a refund of his optional cash payment upon written request to the Bank received not less than 2 business days prior to the date such optional cash

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payment would  otherwise be applied  to the purchase of plan shares.  No interest  will  be paid by the Corporation on cash payments received.

         5. The Bank will mail to each Participant as soon as practicable a statement confirming each purchase of Designated Stock made for his account. Such statement will be sent monthly for any month in which there is any activity in a Participant's account.

         6. The Bank may hold the Plan Shares of all Participants together in its name or in the name of its nominee. No certificates will be delivered to a Participant for Plan Shares except upon written request or upon termination of the account. A Participant may request certificates for any full shares credited to his account at any time. No certificates will be delivered for fractional shares. Accounts under the Plan will be maintained in the name in which the Participant's certificates are registered when Participant enrolls in the Plan and certificates for full shares will be similarly registered when issued to the Participant. Certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and payment by the Participant of any applicable fees and taxes, provided

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that the Participant  makes a  written  request  therefor  in  accordance with the usual requirements of the Corporation for the registration of a transfer of the Designated Stock of the Corporation.

         7. It is understood that the reinvestment of dividends under the Plan does not relieve the Participant of any income tax which may be payable on such dividends. The Bank will comply with all applicable Internal Revenue Service requirements concerning the filing of information returns for dividends credited to each account under the Plan and such information will be provided to the Participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to foreign Participants whose dividends are subject to United States income tax withholding, the Bank will comply with all applicable Internal Revenue Service requirements concerning the amount of tax to be withheld from the dividends prior to reinvestment.

         8. The Bank will forward, as soon as practicable, any proxy solicitation materials to the Participant. The Bank will vote any full Plan Shares that it holds for the Participant's account in accordance with the Participant's directions. If a Participant does not return a signed proxy to the Bank at least 10 days

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before the meeting at which  shares are to be voted,  the Bank will not vote such shares.

         9. The Participant may transfer any issued shares of Designated Stock held of record in his name to the Bank or the Bank's nominee and such shares will be held by the Bank for his account as Plan Shares subject to the terms and conditions of this Agreement.

         10. A Participant may terminate his account at any time giving a written notice of termination to the Bank. Any such notice of termination received by the Bank after the dividend record date and prior to a dividend payment date will not become effective until dividends paid on that date have been invested. The Bank and/or the Corporation may terminate a Participant's account by mailing a written notice of termination to the Participant at his last address of record with the Bank provided that if such notice is given between record date and payment date, such termination shall not be effective until after such dividend is reinvested under the Plan. The charge to a Participant upon termination of an account will be as specified in Paragraph 19(C) but may not exceed $1.00. Upon termination, the Participant may elect in writing to receive certificates representing the full Plan

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Shares credited to his account and cash in lieu of fractional shares or he may elect in writing to receive cash for all the full and fractional Plan Shares credited to his account. If no written election is made at the time the Bank receives a written notice of termination from the Participant or prior to expiration of the 30-day notice period when the Bank terminates a Participant's account, certificates will be issued for all full Plan Shares and the Participant will receive cash for any fractional shares. The Participant's signature upon any written direction to the Bank, as agent, to sell all or part of any such shares must be guaranteed by a commercial bank, broker or trust company.


         In the event a Participant elects to receive cash for the Plan Shares credited to his account, the Bank, as Participant's agent, will promptly sell such Plan Shares and deliver to him the proceeds of such sale, less any termination charges pursuant to Paragraph 19(C), brokerage commissions and any other costs of sale. Any full shares and fractional interests in shares may be aggregated and sold with those of other termination Participants. The proceeds to each Participant, in such case, will be the average sales price of all shares so aggregated and sold, less his

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pro rata share of any brokerage commissions and other  costs of sale.  In all terminations, fractional interests held in the Participant's Account and not otherwise aggregated and sold will be paid for in cash at a price equivalent to the closing sale price per share of the Corporation's Designated Stock as reported by the principal stock exchange, or other appropriate market as determined by the Bank, on which the stock is traded on the date of receipt by the Bank of the notice of termination or, if the stock is not traded on the date of such receipt, the Bank shall use the mean between the bid and asked price or such other market quotation as it may deem appropriate on such date.

         11. If at any time a Participant ceases to be a record holder of Participating Stock other than by transfer of shares to the Bank to be held for his account pursuant to Paragraph 9, the Bank will mail a written notice to such Participant requesting instructions as to the disposition of stock in the Participant's account under the Plan. If within 30 days of mailing such notice the Bank does not receive instructions from the Participant, the Bank may, in its discretion terminate the Participant's account.

         12. The Participant shall notify the Bank promptly in writing of any change of address. Notices

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or statements from the Bank to the Participant may be given or made by letter addressed to the Participant at his last address of record with the Bank and any such notice or statement shall be deemed given or made when received by the Participant or 5 days after mailing, whichever occurs earlier.

         13. The Participant shall not sell, pledge, hypothecate, assign, or transfer any Plan Shares held for his account by the Bank, nor shall the Participant have any right to draw checks or drafts against his account. The Bank has no obligation to follow any instructions of the Participant with respect to the Plan Shares or any cash held in his account except as expressly provided under the terms and conditions of the Plan.

         14. In addition to any payments made by the Corporation pursuant to Paragraph 19(C) below, the Corporation will either pay directly or reimburse the Bank for the costs of administering the Plan, including but not limited to the costs of printing and distributing Plan literature to record holders of Participating Stock, forwarding proxy solicitation materials to Participants, and mailing confirmations of account transactions, account statements, and other notices to Participants, and reasonable clerical

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expenses associated therewith.

         15. Neither the Bank nor its nominee(s) shall be liable hereunder for any act or omission to act by the Corporation or for any action taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate the Participant's account upon the Participant's death prior to receipt of written notice of such death accompanied by documentation satisfactory to the Bank; or (b) with respect to the prices at which Plan Shares are either purchased or sold for the Participant's account or the timing or terms on which such purchases or sales are made; or (c) for the market value or fluctuations in market value after purchase of Plan Shares credited to the Participant's account. The Corporation further agrees to indemnify and hold harmless the Bank and its nominee(s) from all taxes, charges, expenses, assessments, claims, and liabilities, and any costs incident thereto, arising under federal or state law from the Bank's or the Corporation's acts or omissions to act in connection with this Plan, including, without limitation liability or costs which the Bank may incur under federal or state securities laws because any part of any registration statement filed by the Corporation for the

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shares of  Designated  Stock to be purchased  pursuant to the Plan and which was prepared by the Corporation contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that neither the Bank nor its nominees shall be indemnified against any liability or costs incident thereto arising out of the Bank's or its nominee's own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under the Plan.

         16. It is understood that all purchases of Designated Stock pursuant to the Plan will be made by the Bank as the independent agent of the Participant and that neither the Corporation nor any of its affiliates shall have any authority or power to direct the time and price at which securities may be purchased pursuant to the Plan or the amount of securities to be purchased. It is further understood that the Bank will continue to operate the Plan only so long as the Bank neither directly or indirectly controls or is controlled by the Corporation or its affiliates. The Bank and the Corporation agree that, in the event that any person serves simultaneously as a director of the Bank or an affiliate of the Bank and also as a director


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of the  Corporation or an affiliate of the Corporation,  such director will undertake to abstain from participating in any decisions relating the Plan or the purchase or sale of securities pursuant to the Plan.

         17. The Bank or the Corporation may terminate the Plan at any time by written notice to the Participants. The terms and conditions of this Plan may be amended by the Bank, with the concurrence of the Corporation, at any time by the mailing of an appropriate notice of at least 20 days prior to the effective date thereof to the Participant at his last address of record with the Bank. No waiver or modification of the terms or conditions of the Plan shall be deemed to be made by the Bank unless in writing signed by an authorized representative of the Bank, and any waiver or modification shall apply only to the specific instance involved. The Corporation has the authority to amend Paragraph 19 of this Plan to change the options selected thereunder by mailing an appropriate notice at least 20 days prior to the effective date of such amendment to the Participant at his last address of record with the Bank; provided that the Corporation may make such an amendment only once in any six-month period. It is understood, however, that such


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amendments as may be required from time to time due to changes  in or new rules and regulations under the federal securities laws may be made by the Bank prior to notice to each Participant.

         18. This Plan, the Authorization Card incorporated herein and made by this reference a part of this Plan, and the accounts of Participants maintained by the Bank under this Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.

         19. The Bank offers various options under the Plan, the election of which constitutes completion of the terms and conditions of the Plan. Election is made when the appropriate designations in each subsection setting forth the available options are completed and initialed by a duly elected and authorized officer of the Corporation. The options are as follows:

         (A)      Price per Share purchased with reinvested dividends.

                  The price of shares of Common Stock purchased with reinvested dividends will be 95% of the weighted average price of the Corporation's common stock during the five trading day period immediately preceding the dividend payment date, as published in the New York


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                  Stock Exchange Composite Transaction  reports of The Wall
                  Street Journal. No shares will be sold under the Plan at less than the par value of such shares.

         (B)      Price per share purchased with Optional Cash Payments.

                  The price of shares of Common Stock purchased with optional cash payments as allowed herein will be 100% of the weighted average price of the Corporation's common stock for the five trading day period immediately preceding the fifteenth day of the month, as published in the New York Stock Exchange Composite Transaction reports of The Wall Street Journal. No shares will be sold under the Plan at less than the par value of such shares.

         (C)      Termination Fees

                  In any case of termination by a Participant, the Corporation will pay the Bank a termination fee of $1.00.

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